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Exhibit 5.1

[Stoel Rives LLP Letterhead]

November 20, 2002

Oregon Steel Mills, Inc.
1000 S.W. Broadway
Suite 2200
Portland, Oregon 97205

New CF&I, Inc.
1000 S.W. Broadway, Suite 2200
Portland, Oregon 97205

CF&I Steel, L.P.
1000 S.W. Broadway, Suite 2200
Portland, Oregon 97205

        Re:  Oregon Steel Mills, Inc.

In connection with the registration under the Securities Act of 1933 (the "Act") of $305,000,000 aggregate principal amount of 10% First Mortgage Notes due 2009 (the "Notes") made by Oregon Steel Mills, Inc., a Delaware corporation (the "Company") and the related guarantees (the "Guarantees") of each of New CF&I, Inc., a Delaware corporation "New CF&I"), and CF&I Steel, L.P., a Delaware limited partnership ("CF&I," and together with New CF&I, the "Guarantors"), which are to be delivered pursuant to Indenture, dated as of July 15, 2002, as amended by that First Amendment to the Oregon Steel Mills Indenture dated as of July 15, 2002 (the "Indenture"), among the Company, as Issuer, U.S. Bank National Association, as trustee, and the Guarantors, we have acted as counsel to the Company and the Guarantors.

We have reviewed the corporate action of the Company and the Guarantors in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purposes of this opinion. As to all factual matters material to the opinions expressed herein, we have (with your permission and without any investigation or independent verification) relied upon and assumed the accuracy and completeness of the representations, warranties and covenants contained in the Notes, the Guarantees, the Indenture and the Purchase Agreement dated July 10, 2002 by and among the Company, the Guarantors and Goldman, Sachs & Co. We have also assumed that the parties to the Notes, the Guarantees and the Indenture will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Notes, the Guarantees and the Indenture.

In connection with this opinion, we have, with your consent and without investigation or independent verification, assumed the following with respect to the Notes and the Guarantees and the other documents and instruments examined by us, other than with respect to the Company and the Guarantors: (a) such documents and instruments have been or will be duly authorized, authenticated, executed, delivered and, as appropriate, acknowledged by the parties thereto, constitute or will constitute the legal, valid and binding obligation of such parties, enforceable against such parties in accordance with the terms thereof; (b) all signatures are genuine, all documents and instruments submitted to us as originals are authentic and all documents and instruments submitted to us as photocopies, telecopies or facsimiles or in electronic form conform to the original documents and instruments; and (c) the parties to such documents and instruments are and will be duly formed entities and are and will be duly qualified to transact business in all states where such formation and qualification are necessary, and such parties have all necessary power and authority to enter into and perform such documents and instruments.

Based solely upon the foregoing and subject to the comments, qualifications and other matters set forth herein, we are of the opinion that when the Registration Statement filed by the Company with the Securities and Exchange Commission ("SEC") under the Act (the "Registration Statement") has become effective under the Act, and the Notes, together with the Guarantees, have been issued and sold as provided for in the Registration Statement (i) the Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms. The opinions expressed herein are limited by, subject to and based upon the following:

        A.  Bankruptcy, etc.  The Notes, the Guarantees and the Indenture may be limited, affected or rendered unenforceable by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other statutes or rules of law affecting creditors' rights generally, including, without limitation, statutes or rules of law that (i) limit the effect of waivers of rights by a debtor, (ii) affect obligations undertaken by a subsidiary entity for the benefit of a parent or other related entity, and (iii) relate to deficiency judgments.

        B.  Equitable Principles and Remedies.  The Notes, the Guarantees and the Indenture are subject to general principles of equity (whether considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and to the discretion of the court before which any proceeding therefor may be brought, and public policy considerations. Certain remedies, waivers and other provisions of the Notes, the Guarantees and the Indenture may be limited, affected or rendered unenforceable by applicable law and judicial decisions; however, such law and decisions should not render the Notes or the Guarantees invalid as a whole or preclude the judicial enforcement of the obligation of the Company and the Guarantors to repay the principal, together with interest thereon, as provided in the Notes and the Guarantees, respectively (to the extent not deemed a penalty).

        C.  Law Limitation.  The opinions expressed herein are limited to the laws of the State of New York, the General Corporation law of the State of Delaware and the federal laws of the United States of America.

This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of such Act, or the rules and regulations promulgated by the SEC thereunder.

Very truly yours,
/s/ STOEL RIVES LLP
Stoel Rives LLP

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Exhibit 5.1